Exhibit 10.42

HUDSON CITY BANCORP, INC.

AMENDED AND RESTATED 2011 STOCK INCENTIVE PLAN

VARIABLE DEFERRED STOCK UNIT AWARD NOTICE – EMPLOYEES

Name:

I.D. Number:

Address:

This Variable Deferred Stock Unit Award Notice is intended to set forth the terms and conditions on which a Variable Deferred Stock Unit Award has been granted under the Hudson City Bancorp, Inc. Amended and Restated 2011 Stock Incentive Plan. Set forth below are the specific terms and conditions applicable to this Variable Deferred Stock Unit Award. Attached as Exhibit A are its general terms and conditions.

Variable Deferred Stock Units
Effective Date	3/30/2012

Class of Shares*	Common

Target No. of Awarded Units*

Compensation for Service as [Director or Employee]	Employee

Vesting Date*	3/30/2015

Performance Vesting Conditions	See Appendix B to Exhibit A

Settlement Date*	3/30/2015

Medium of Settlement	Shares of Common Stock

Voting Rights	None prior to Settlement Date

Dividend Equivalent Rights:

Vested Units	Yes

Unvested Units	Yes

*	Subject to adjustment as provided in the Plan and Exhibit A.

By signing where indicated below, Hudson City Bancorp, Inc. (the “Company”) grants this Variable Deferred Stock Unit Award upon the specified terms and conditions, and the Award Recipient acknowledges receipt of this Variable Deferred Stock Unit Award Notice, including Exhibit A, and agrees to observe and be bound by the terms and conditions set forth herein.

HUDSON CITY BANCORP, INC.	AWARD RECIPIENT

By:

EXHIBIT A

HUDSON CITY BANCORP, INC. AMENDED AND RESTATED 2011 STOCK INCENTIVE PLAN

VARIABLE DEFERRED STOCK UNIT AWARD NOTICE

General Terms and Conditions

Section 1. Size and Type of Award. A Deferred Stock Unit (a “Unit”) represents a right under the Hudson City Bancorp, Inc. Amended and Restated 2011 Stock Incentive Plan (the “Plan”) to receive one share of Common Stock, par value $.01 per share, (a “Share”) of Hudson City Bancorp, Inc. (the “Company”), or, to the extent provided in the Award Notice, as defined below, a monetary value equal to the Fair Market Value of a Share, on a specified future date if certain conditions have been satisfied. The target number of Units awarded to you (the “Awarded Units”) is shown on the Variable Deferred Stock Award Notice to which these General Terms and Conditions are attached (the “Award Notice”). Units may be awarded as compensation for service either as a non-employee director or as an officer or employee of the Company or certain affiliates. The Award Notice states the type of services for which you have been awarded the Awarded Units.

Section 2. Vesting and Transfer Restrictions.

(a) Vesting Dates. The Vesting Dates for your Awarded Units are specified on the Award Notice.

(b) Vesting Conditions. There are conditions you must satisfy before your Variable Deferred Stock Unit Award will vest:

(i) As a general rule, you must remain in the continuous service of the Company, Hudson City Savings Bank or an affiliate of the Company by which you are employed or for which you perform services as a non-employee (your “Employer”) through a Vesting Date shown in this Award Notice in order to be vested in the Awarded Units that vest on that date (“Service Conditions”).

(ii) Any performance condition(s) specified in this Variable Deferred Stock Unit Award Notice must be met as of the end of their respective Performance Measurement Period(s) as determined by the Committee on the basis of such evidence as it deems appropriate (“Performance Conditions”). The number of Units, if any, which will vest under this Variable Deferred Stock Unit Award, will be determined based on the Awarded Units, and on the level of satisfaction of the Performance Condition(s) as described in Appendix B hereto. The number of Units vesting under each Performance Target shall be separately calculated, and then totaled, with the sum then rounded to the closest whole Unit (such number of Units, the “Performance-Adjusted Units”).

As a general rule, if you have satisfied BOTH the Service Conditions and the Performance Conditions, your right to the Performance-Adjusted Units will be nonforfeitable.

(c) Accelerated Vesting.

(i) In the event of your termination due to death, Disability (as defined in the Plan) or Retirement (as defined in the Plan), you will be deemed to have satisfied any Service Condition applicable to a pro-rated portion of your Awarded Units that have not previously vested or been forfeited. If any applicable Performance Conditions are satisfied, whether before or after your termination of service, the number of resulting Performance Adjusted Units that will vest will be equal to the total number of Performance Adjusted Units multiplied by a fraction, the numerator of which is the number of days in the period beginning on the Award Date and ending the date of termination of Service and the denominator of which is the number of days in the period beginning on the Award Date and ending on the Vesting Date, rounded to the nearest whole Unit.

(ii) In addition, in the event of a Change in Control (as defined in the Plan), any applicable Performance Conditions for which the Performance Measurement Period has not concluded will be deemed to have been achieved (or achieved at the target level if more than one level of achievement has been contemplated) as of the date of the Change in Control and the resulting Performance-Adjusted Units will be deemed to have satisfied any applicable Service Condition upon your subsequent discharge without Cause (as defined in the Plan) or your resignation with Good Reason prior to the applicable Vesting Date. You will be considered to have Good Reason for a voluntary resignation if the effective date of resignation occurs within ninety (90) days after any of the following: (a) the failure of your Employer (whether by act or omission of its Board of Directors, or otherwise) to appoint or re-appoint or elect or re-elect you to the position(s) which you held immediately prior to the Change in Control (other than to any such position as an officer of its Board of Directors), or to a more senior office; (b) if you are or become a member of the Board of Directors of your Employer, the failure of the shareholders (whether in an election in which you stand as a nominee or in an election where you are not a nominee) to elect or re-elect you to membership at the expiration of your term of membership, unless such failure is a result of your refusal to stand for election; (c) a material failure by your Employer, whether by amendment of its certificate of incorporation or organization, by-laws, action of its Board of Directors or otherwise, to vest in you the functions, duties, or responsibilities prescribed in an employment or retention agreement (other than such functions, duties or responsibilities associated with a position as an officer of the Board of Directors); provided that you shall have given notice of such failure to the Company and your Employer and your Employer has not fully cured such failure within thirty (30) days after such notice is deemed given; (d) any reduction of your rate of base salary in effect from time to time, whether or not material, or any failure (other than due to reasonable administrative error that is cured promptly upon notice) to pay any portion of your compensation as and when due; (e) any change in the terms and conditions of any compensation or benefit program in which you participate which, either individually or together with other changes, has a material adverse effect on the aggregate value of your total compensation package, disregarding for this purpose any change that results from an across-the-board reduction that affects all similarly situated employees in a similar manner; provided that you shall have given notice of such material adverse effect to the Company and your Employer, and your Employer has not fully cured such failure within thirty (30) days after such notice is deemed given; (f) any material breach by your Employer of any material term, condition or covenant contained in an employment or retention agreement; provided that you shall have given notice of such material breach to the Company and your Employer, and your Employer has not fully cured such failure within thirty (30) days after such notice is deemed given; (g) a change in your principal place of employment, without your consent, to a place that is not the principal executive office of your Employer or a relocation of your Employer’s principal executive office to a location that is both more than twenty-five (25) miles away from your principal residence and more than twenty-five (25) miles away from the location of your Employer’s principal executive office on the date of the Change in Control; or (h) if you are the Chief Executive Officer of the Company immediately prior to the Change in Control, any event or series of events that results in your ceasing to be the Chief Executive Officer (or most senior executive officer, however denominated) of a successor company (I) whose common equity securities are traded on a national securities exchange and (II) that is the owner of 100% of the outstanding common stock of Hudson City Savings Bank or its successor and (III) that is not controlled (within the meaning of the federal Change in Bank Control Act) by any other person or entity.

(d) Forfeitures. If you terminate service with the Company prior to a Vesting Date, you will forfeit any Variable Deferred Stock Units that are scheduled to vest on that Vesting Date, except to the extent the accelerated vesting provisions apply. When you forfeit Variable Deferred Stock Units, all of your interest in such Units and any related Dividend Equivalents will be canceled without consideration.

(e) Definition of Service. For purposes of determining the vesting of your Awarded Units, you will be deemed to be in the service of the Company for so long as you serve in any capacity as an employee, officer, non-employee director or consultant of the Company or Hudson City Savings Bank.

(f) Transfer Restrictions.

(i) General Rule. As a general rule, you may not sell, assign, transfer, give away, pledge or hypothecate, directly or indirectly, in any manner, your rights to Variable Deferred Stock Units and any related Dividend Equivalents.

(ii) Beneficiaries. You may designate a Beneficiary to receive any Performance-Adjusted Units that vest on account of your death. To name a Beneficiary, complete the attached Appendix A and file it with the Corporate Secretary of Hudson City Bancorp, Inc.

(iii) Testamentary Transfers. In the absence of an effective Beneficiary designation, your Performance-Adjusted Units may be transferred upon your death by will or the laws of descent and distribution.

Section 3. No Dividend or Voting Rights; Dividend Equivalents.

(a) Awarded Units represent a contingent right to receive a variable number of Shares in the future. They do not represent a current interest in issued and outstanding Shares. Therefore, your Awarded Units do not carry voting rights or entitle you to receive dividends.

(b) If and to the extent stated in the Award Notice, you have been awarded Dividend Equivalents with respect to your vested and/or unvested Units. If you have been awarded Dividend Equivalents with respect to unvested Units, you will receive a monetary payment, for each Performance Adjusted Unit, equal to the cash dividend payable with respect to one Share for each dividend record date that occurs after the Effective Date and prior to the date on which all applicable Service Conditions and Performance Conditions have been (or are deemed to have been) satisfied. This payment will be made on or as soon as practicable after the date on which all applicable Service Conditions and Performance Conditions have been (or are deemed to have been) satisfied. If you have been awarded Dividend Equivalents with respect to vested Units, you will receive a monetary payment, for each Performance-Adjusted Unit, equal to the cash dividend payable with respect to one Share for each dividend record date that occurs after the date on which all applicable Service Conditions and Performance Conditions have been (or are deemed to have been) satisfied and prior to the Settlement Date. These payments will be made at or about the same time as the corresponding dividend is paid to shareholders of record.

Section 4. Settlement of Units.

(a) The Settlement Date for your Performance-Adjusted Units is shown on the Award Notice. On the Settlement Date, each of your outstanding and vested Performance-Adjusted Units will, automatically and without any action on your part, be converted into one Share (if the Award Notice states that Shares are the medium of settlement) or a monetary payment equal to the Fair Market Value of a Share on the Settlement Date (if the Award Notice states that cash is the medium of settlement). The Performance-Adjusted Units will be canceled and the Shares (or, if applicable, monetary payments) into which they have been converted will be transferred to you or at your direction. On and after the record date for this transfer, any Shares transferred will have the same voting and dividend rights applicable to other issued and outstanding Shares. If a Change in Control occurs prior to the Settlement Date, each Performance Adjusted Unit whose Settlement Date has not occurred will be converted into a monetary payment equal to the value of a Share immediately prior to the Change in Control (as determined by the Committee), which payment shall accrue interest, to be credited and compounded quarterly during the period beginning on the date of the Change in Control and ending on the Settlement Date, at the highest rate of interest paid by the Bank or its successor during the quarter on any certificate of deposit.

(b) If a Change in Control (as defined in the Plan) occurs and such a Change in Control also constitutes a “change in ownership or effective control” of your “service recipient” or a “change in ownership or effective control” of “a substantial portion of the assets” of your “service recipient” (in each case as defined in section 409A of the Internal Revenue Code of 1986 and the regulations thereunder), and you experience a separation from service with your Employer during the two (2) year period immediately following such Change in Control, then any subsequent Settlement Date of any vested Performance-Adjusted Unit shall be accelerated to the date of such separation from service.

(c) If your service terminates due to death or Disability (as defined in the Plan), then any subsequent Settlement Date of any vested Performance-Adjusted Unit shall be accelerated to the date of such termination.

Section 5. Taxes. The Company’s obligation to deliver Shares in settlement of the Performance-Adjusted Units is conditioned on your making arrangements satisfactory to the Company for the funding and remittance to the applicable authorities of any and all federal, state and local taxes required to be withheld and remitted at the source. The Company, in its discretion, may require that funds needed to satisfy minimum required federal, state and local income and payroll tax withholding be obtained by disposition to the Company, on the Settlement Date, of Shares issued in settlement of vested Performance-Adjusted Units having a Fair Market Value equal to the amount of tax required to be withheld. All monetary payments made under this Award Notice are subject to applicable federal, state and local withholding requirements.

Section 6. Notices. Any communication required or permitted to be given under the Plan, including any notice, direction, designation, comment, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below, or at such other address as one such party may by written notice specify to the other party:

If to the Company:

Hudson City Bancorp, Inc.

West 80 Century Road

Paramus, New Jersey 07652

Attention: Corporate Secretary

If to the Recipient, to the Recipient’s address as shown in the Company’s records.

Section 7. Successors and Assigns. This Award Notice shall inure to the benefit of and shall be binding upon the Company and you and the Company’s and your respective heirs, successors and assigns.

Section 8. Construction of Language. Whenever appropriate in the Award Notice, words used in the singular may be read in the plural, words used in the plural may be read in the singular, and words importing the masculine gender may be read as referring equally to the feminine or the neuter. Any reference to a section shall be a reference to a section of this Award Notice, unless the context clearly indicates otherwise. Capitalized terms not specifically defined herein shall have the meanings assigned to them under the Plan, as amended from time to time.

Section 9. Governing Law. This Award Notice shall be construed, administered and enforced according to the laws of the State of New Jersey without giving effect to the conflict of laws principles thereof, except to the extent that such laws are preempted by the federal law. The federal and state courts located in Bergen County, New Jersey shall have exclusive jurisdiction over any claim, action, complaint or lawsuit brought under the terms of the Plan. By accepting any Deferred Stock Units granted under this Award Notice, you, and any other person claiming any rights under the Award Notice, agree to submit yourself or himself, and any such legal action as you or he shall bring under the Plan (whether or not related to this Award Notice or any resulting Deferred Stock Units), to the sole jurisdiction of such courts for the adjudication and resolution of any such disputes.

Section 10. Clawback Policy. Notwithstanding anything in the Award Notice to the contrary, any Performance Adjusted Units and any Shares or monetary payment delivered in settlement thereof shall be subject to any clawback policy (or other policy or procedure, however denominated, of similar import) that is adopted and in effect on the Settlement Date.

Section 11 Internal Revenue Code Section 409A Compliance. Notwithstanding anything in this Award Notice or the Plan to the contrary, if any payment of money or property in settlement of an Awarded Unit is payable, by its terms, upon the separation from service of the Award Recipient who is, at the time of separation from service, a “specified employee”, such payment shall not be made prior to, and shall be deferred if necessary until, the earlier of the date which is six months after separation from service and the date of the Award Recipient’s death. For purposes of this section 11, the terms “separation from service” and “specified employee” shall have the meanings assigned to them in section 409A of the Internal Revenue Code of 1986 and the regulations thereunder.

Section 12. Amendment. This Award Notice may be amended, in whole or in part and in any manner not inconsistent with the provisions of the Plan, at any time and from time to time, by written agreement between the Company and you. No such amendment, however, shall be effective unless (a) it is designated as an amendment and (b) it refers expressly to this Award Notice.

Section 13. Plan Provisions Control. This Award Notice and the rights and obligations created hereunder shall be subject to all of the terms and conditions of the Plan. In the event of any conflict between the mandatory provisions of the Plan and the provisions of this Award Notice, the terms of the Plan, which are incorporated herein by reference, shall control except where this Award Notice clearly indicates otherwise. In the event of any conflict between the non-mandatory provisions of the Plan and the provisions of this Award Notice, the provisions of this Award Notice shall control. By signing this Award Notice, you acknowledge receipt of a copy of the Plan. You acknowledge that you may not and will not rely on any statement of account or other communication or document issued in connection with the Plan other than the Plan, this Award Notice, and any document signed by an authorized representative of the Company that is designated as an amendment of the Plan or this Award Notice.

APPENDIX A TO VARIABLE DEFERRED STOCK UNIT AWARD NOTICE

HUDSON CITY BANCORP, INC. AMENDED AND RESTATED 2011 STOCK INCENTIVE PLAN

Beneficiary Designation Form - Deferred Stock Unit Award

GENERAL INFORMATION	Use this form to designate the Beneficiary(ies) who may receive Deferred Stock Unit Awards that become vested at your death.

Name of Person Making Designation:	Employee No.:

BENEFICIARY DESIGNATION	Complete sections A and B. If no percentage of shares is specified, each Beneficiary in the same class (primary or contingent) shall have an equal share. If any designated Beneficiary predeceases you, the shares of each remaining Beneficiary in the same class (primary or contingent) shall be increased proportionately.

A. PRIMARY BENEFICIARY(IES). I hereby designate the following person as my primary Beneficiary under the Plan, reserving the right to change or revoke this designation at any time prior to my death as to all outstanding Performance-Adjusted Units:

Name	Address	Relationship	Birthdate	Share
%

%

%
Total = 100%

B. CONTINGENT BENEFICIARY(IES). I hereby designate the following person(s) as my contingent Beneficiary(ies) under the Plan to receive benefits only if all of my primary Beneficiaries should predecease me, reserving the right to change or revoke this designation at any time prior to my death as to all outstanding Performance-Adjusted Units:

Name	Address	Relationship	Birthdate	Share
%

%

%
Total = 100%

S I G N	H E R E	I understand that this Beneficiary Designation shall be effective only if properly completed and received by the Corporate Secretary of Hudson City Bancorp, Inc. prior to my death, and that it is subject to all of the terms and conditions of the Plan. I also understand that an effective Beneficiary designation revokes my prior designation(s) with respect to all outstanding Deferred Stock Unit Awards under the Hudson City Bancorp, Inc. Amended and Restated 2011 Stock Incentive Plan.

Date

Internal Use Only

This Beneficiary Designation was received by the Corporate Secretary of Hudson City Bancorp, Inc. on the date indicated.			Comments

By
	Authorized Signature	Date

APPENDIX B TO VARIABLE DEFERRED STOCK UNIT AWARD NOTICE

HUDSON CITY BANCORP, INC. AMENDED AND RESTATED 2011 STOCK INCENTIVE PLAN

PERFORMANCE VESTING CONDITIONS

A.	As to one-half of the Awarded Units: Total Shareholder Return.

1. The Performance Measurement Period: is the period beginning January 1, 2012 and ending December 31, 2014.

2. The Performance Criterion: is the percentile in which the Total Shareholder Return of Hudson City Bancorp, Inc. over the Performance Measurement Period falls with respect to the Total Shareholder Returns for the same period for each of the companies included in the Keefe, Bruyette & Woods Regional Bank Index at the end of the Performance Measurement Period (but only including such companies as have a history of public trading for the full Performance Measurement Period)where Total Shareholder Return is calculated for each company as follows:

TSR = (EP - BP + DIV) / BP

where: “TSR” is the Total Shareholder Return; “EP” is the 20-day average trading price of a share of the company’s common stock as of December 31, 2014; “BP” is the 20-day average trading price of a share of the company’s common stock as of December 31, 2011; and “DIV” is the aggregate reinvested dividends or other distributions (not including stock dividends) paid with respect to a Share during the Performance Measurement Period.

3. The Performance Condition: if the Performance Criterion attained is:

(a) below the 25th percentile, then the Performance Condition shall not be considered satisfied with regard to any of these Awarded Units;

(b) the 25th percentile, then the Performance Condition shall be considered satisfied with regard to 25% of the targeted amount of these Awarded Units;

(c) the 50th percentile, then the Performance Condition shall be considered satisfied with regard to 100% of the targeted amount of these Awarded Units; and

(d) the 75th percentile, then the Performance Condition shall be considered satisfied with regard to 150% of the targeted amount of these Awarded Units; and

(e) a value between the 25th percentile and the 50th percentile, or between the 50th percentile and the 75th percentile, then the Performance Condition shall be considered satisfied with regard to a percentage of the targeted amount of these Awarded Units that is interpolated linearly between 25% and 100%, or 100% and 150% respectively, based on where such value falls in such respective range.

B.	As to one-half of the Awarded Units: Return on Tangible Equity.

1. The Performance Measurement Period: is the period beginning January 1, 2012 and ending December 31, 2012.

2. The Performance Criterion: is the Return on Average Tangible Shareholder Equity of Hudson City Bancorp, Inc. for the Performance Measurement Period, calculated by excluding the balance of our intangible assets (such as goodwill) and their related amortization expenses from the calculation of our return on average equity (according to Generally Accepted Accounting Principles in effect as of March 30, 2012) for such period.

3. The Performance Condition: if the Performance Criterion attained is:

(a) less than 5.0%, then the Performance Condition shall be not considered satisfied with regard to any of these Awarded Units;

(b) 5.0%, then the Performance Condition shall be considered satisfied with regard to 25% of the targeted amount of these Awarded Units;

(c) 6.0%, then the Performance Condition shall be considered satisfied with regard to 100% of the targeted amount of these Awarded Units; and

(d) 7.5%, then the Performance Condition shall be considered satisfied with regard to 150% of the targeted amount of these Awarded Units; and

(e) a value between the 5.0% and 6.0%, or between the 6.0% and 7.5%, then the Performance

Condition shall be considered satisfied with regard to a percentage of the targeted amount of these Awarded Units that is interpolated linearly between 25% and 100%, or 100% and 150% respectively, based on where such value falls in such respective range.

C.	Committee Determination.

Whether or not the Performance Conditions have been satisfied will be determined by the Committee on or as soon as practicable following the last day of the Performance Measurement Period. The Committee shall adjust the Performance Conditions in such manner as it, in its discretion, may determine to be necessary or appropriate to prevent material impact on the rights of holders of Performance Stock Options from one or more of the following events, if such event(s) would impact the Performance Conditions:

•	the Company’s purchase or sale of any business entity during the Performance Measurement Period;

•

costs, fees or assessments imposed on the Company or a subsidiary by governmental authorities pursuant to (a) any change in law, rule, regulation or policy adopted during the Performance Measurement Period or (b) any exercise of administrative discretion announced during the Performance Measurement Period; or

•	unforeseen or extraordinary circumstances (including but not limited to increases in non-performing assets that to do not result in actual losses).